Exhibit 99.5

Renewable Energy Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(In thousands, except share and per share amounts)

	Renewable Energy Group, Inc.	Syntroleum Corporation	Dynamic Fuels, LLC	Adjustments/ Eliminations			Total
	(a)
Revenues
Biodiesel	$551,871	$—	$154	$—			$552,025
Services	87	365	3	—			455

Total revenues	551,958	365	157	—			552,480
Cost of goods sold
Biodiesel	525,196	—	10,368	(66)	(b)		535,498
Services	47	732	—	—			779

Total cost of goods sold	525,243	732	10,368	(66)			536,277

Gross profit (loss)	26,715	(367)	(10,211)	66			16,203

Selling, general and administrative	29,154	3,426	410	427	(c)		33,417

Income (loss) from operations	(2,439)	(3,793)	(10,621)	(361)			(17,214)
Other income (expense), net:
Other income	816	(6,189)	79	5,539	(d)		245
Interest expense	(1,755)	—	(427)	—			(2,182)

	(939)	(6,189)	(348)	5,539			(1,937)

Income (loss) before taxes	(3,378)	(9,982)	(10,969)	5,178			(19,151)
Income tax benefit	12,026	—	—	—			12,026

Net income (loss)	8,648	(9,982)	(10,969)	5,178			(7,125)

Less - Gain on redemption of preferred stock	378	—	—	—			378
Less - Effect of participating preferred stockholders	(40)	—	—	—			(40)
Less - Effect of participating share based awards	(128)	—	—	128	(e	)	—

Net income (loss) attributable to the company’s common stockholders	$8,858	$(9,982)	$(10,969)	$5,306			$(6,787)

Net income (loss) per share attributable to common stockholders
Basic	$0.23						$(0.16)

Diluted	$0.22						$(0.17)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	39,119,430						42,072,595

Diluted	39,129,136						42,494,587

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Renewable Energy Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except share and per share amounts)

	Renewable Energy Group, Inc.	Syntroleum Corporation	Dynamic Fuels, LLC	Adjustments/ Eliminations		Total
	(a)
Revenues
Biodiesel	$1,498,011	$—	$46,340	$—		$1,544,351
Services	127	1,957	—	(469)	(f)	1,615

Total revenues	1,498,138	1,957	46,340	(469)		1,545,966
Cost of goods sold
Biodiesel	1,258,549	—	47,454	(1,139)	(g)(b)	1,304,864
Services	156	2,460	—	—		2,616

Total cost of goods sold	1,258,705	2,460	47,454	(1,139)		1,307,480

Gross profit (loss)	239,433	(503)	(1,114)	670		238,486

Selling, general and administrative	46,123	8,835	956	853	(c)	56,767

Income (loss) from operations	193,310	(9,338)	(2,070)	(183)		181,719
Other income (expense), net:
Other income	388	7,085	280	(4,822)	(d)(h)	2,931
Interest expense	(2,397)	—	(1,450)	—		(3,847)

	(2,009)	7,085	(1,170)	(4,822)		(916)

Income (loss) before taxes	191,301	(2,253)	(3,240)	(5,005)		180,803
Income tax expense	(4,935)	—	—	—		(4,935)

Net income (loss)	186,366	(2,253)	(3,240)	(5,005)		175,868

Less - Distributed dividends to preferred stockholders	(2,055)	—	—	—		(2,055)
Less - Effect of participating preferred stock	(16,272)	—	—	1,981	(i)	(14,291)
Less - Effect of participating share- share based awards	(2,785)	—	—	301	(i)	(2,484)

Net income (loss) attributable to the company’s common stockholders	$165,254	$(2,253)	$(3,240)	$(2,723)		$157,038

Net income per share attributable to common stockholders
Basic	$5.00					$4.46

Diluted	$5.00					$4.46

Weighted average shares used to compute net income per share attributable to common stockholders:
Basic	33,045,164					35,208,541

Diluted	33,052,879					35,216,256

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

The unaudited pro forma condensed consolidated statements of operations include the six months ended June 30, 2014 and year ended December 31, 2013 financial information for Renewable Energy Group, Inc. (the “Company”), Syntroleum Corporation (“Syntroleum”) and Dynamic Fuels, LLC (“Dynamic Fuels”). As Dynamic Fuels’ fiscal year end is September 30, the Company included financial information for the periods from October 1, 2012 through September 30, 2013 for the year ended December 31, 2013 pro forma condensed consolidated statement of operations and from January 1, 2014 through June 30, 2014 for the six months ended June 30, 2014 pro forma condensed consolidated statement of operations. The Dynamic Fuels financial information for the three month period October 1, 2013 through December 31, 2013 was excluded from the statement. The revenues, gross margin loss, general and administrative expenses and net loss for that period were $150, $6,105, $221 and $6,567, respectively. An unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 has not been presented given Renewable Energy Group, Inc.’s reported balance sheet as of June 30, 2014 includes the balance sheet results of the transaction. For information regarding the consideration transferred and purchase price allocation related to this transaction, see Note 3 of the Renewable Energy Group, Inc. Form 10Q as of June 30, 2014.

The following adjustments are included in the Company’s unaudited pro forma condensed consolidated statements of operations:

(a) The unaudited pro forma condensed consolidated statements of operations were prepared with the Company treated as the acquiring corporation for purposes of applying the acquisition method of accounting.

(b) Adjusted to reflect the change in carrying value of the fixed assets based upon the acquisition of Syntroleum and Dynamic Fuels. The carrying value of the depreciable fixed assets decreased $2,620 with an estimated weighted average useful life of 20 years. The amount of depreciation expense decreased $66 and $131 for the pro forma for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

(c) The Company acquired $8,300 in renewable diesel technology with an estimated useful life of 20 years. The Company also acquired $600 in trademarks with an estimated useful life of two years. The total amount of amortization for these intangibles taken for the pro forma for the six months ended June 30, 2014 and the year ended December 31, 2013 was $427 and $853, respectively.

(d) Adjusted to reflect the elimination of the equity earnings (loss) allocated from Dynamic Fuels to Syntroleum as amounts represent intercompany transactions as follows:

For the six months ended June 30, 2014

Syntroleum	Dynamic Fuels	Total
$ 5,539	$ —	$ 5,539

For the year ended December 31, 2013

Syntroleum	Dynamic Fuels	Total
$ 1,569	$ —	$ 5,539

(e) Adjusted to eliminate the effect of participating share based awards as the Company’s net income was adjusted to a pro forma net loss.

(f) Adjusted to eliminate the technical services revenues between the acquired companies as amounts represent intercompany transactions as follows:

For the year ended December 31, 2013

Syntroleum	Dynamic Fuels	Total
$ (469)	$ —	$ (469)

(g) Adjusted to eliminate the engineering services and production royalties between the acquired companies as amounts represent intercompany transactions as follows:

For the year ended December 31, 2013

Syntroleum	Dynamic Fuels	Total
$ —	$ (1,008)	$ (1,008)

(h) Adjusted to eliminate the income from discontinued operations recognized by Syntroleum for a disposition occurring prior to this transaction:

For the year ended December 31, 2013

Syntroleum	Dynamic Fuels	Total
$ (6,391)	$ —	$ (6,391)

(i) Adjust the amount attributable to the effect of participating preferred stock and shared-based awards based upon the change in pro forma net income.